FOR:	Consolidated Graphics, Inc.
CONTACT:	Jon C. Biro Chief Financial Officer Consolidated Graphics, Inc. (713) 787-0977
Christine Mohrmann/Alexandra Tramont FD (212) 850-5600

For Immediate Release

CONSOLIDATED GRAPHICS TO PRESENT AT THE SIDOTI INVESTOR FORUM

HOUSTON, TEXAS – March 20, 2008 — Consolidated Graphics, Inc. (NYSE: CGX) today announced that it will be presenting an overview of the Company at the Twelfth Annual New York Emerging Growth Institutional Investor Forum hosted by Sidoti & Company on Wednesday, March 26, 2008. Joe R. Davis, Chairman and Chief Executive Officer, and Jon C. Biro, Chief Financial Officer, will conduct the presentation, which will cover the Company’s positioning as a leader in the general commercial printing industry, its operating philosophy, growth strategies and recent financial performance.

A copy of management’s presentation will be posted on the Company’s Web site at www.cgx.com on the morning of March 25, 2008.

Consolidated Graphics (CGX), headquartered in Houston, Texas, is one of North America’s leading general commercial printing companies. With 70 printing facilities strategically located across 27 states and Canada, CGX offers an unmatched geographic footprint with extensive capabilities supported by an unparalleled level of convenience, efficiency and service. With locations in or near virtually every major U.S. market, as well as Toronto, CGX offers highly responsive service and convenient access to a vast capabilities network through a single point of contact at the local level.

CGX has the largest and most technologically advanced sheetfed printing capability in North America, a sizeable and strategically important web printing capability, industry-leading digital printing services, a rapidly growing number of fulfillment centers and proprietary Internet-based technology solutions. CGX offers the unique ability to respond to all printing-related needs no matter how large, small, specialized or complex. For more information, visit the CGX Web site at www.cgx.com.

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